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                     THE BEACON GROUP CAPITAL SERVICES, LLC

May 1, 1998

Board of Directors
Illinois Central Corporation
455 N. Cityfront Plaza Drive
Chicago, IL 60611-5504

Re: Joint Consent Statement/Prospectus of Canadian National Railway Company and
    Illinois Central Corporation

Gentlemen:

Reference is made to our opinion letter dated February 10, 1998 with respect to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.001 per share, of Illinois Central Corporation (the "Company") of the Aggregate Consideration (as defined in such opinion letter) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of February 10, 1998, as amended, among Canadian National Railway Company ("CN"), Blackhawk Merger Sub, Inc., an indirect wholly-owned subsidiary of CN, and the Company (the "Agreement").

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our firm under the captions "SUMMARY -- Fairness Opinion of Financial Advisors" and "THE MERGER -- Background of the Merger," "-- IC's Reasons for Recommendation" and "-- Opinions of Beacon and Lehman Brothers -- Beacon's Opinion" and to the inclusion of the foregoing opinion in the above-referenced Joint Consent Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the above-referenced Joint Consent Statement/Prospectus within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ The Beacon Group Capital Services, LLC
__________________________________________
The Beacon Group Capital Services, LLC